CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form N-2 of our report dated April 29, 2013 relating to the financial statements and financial highlights that appear in the February 28, 2013 Annual Report to Shareholders of Invesco Senior Loan Fund (formerly known as Invesco Van Kampen Senior Loan Fund), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in such Registration Statement.
/s/PricewaterhouseCoopers LLP
Houston, Texas
June 27, 2013